FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2021 FINANCIAL RESULTS

•Reported Net Income Increased 61% to $2.61 Per Share
•Adjusted Net Income Increased 64% to $2.51 Per Share
•Net New Orders Decreased 4% to 6,769 Homes; Order Value Increased 16% to $3.8 Billion
•Closings Increased 26% to 8,611 Homes
•Home Sale Revenues Increased 38% to $4.2 Billion
•Homebuilding Gross Margin Increased 180 Basis Points to 26.8%
•Unit Backlog Increased 19% to 18,003 Homes with a Value of $9.9 Billion
•Company Repurchased 5.6 Million Common Shares for $283 Million
•Company Increases Share Repurchase Authorization by $1.0 Billion

ATLANTA – Feb 01, 2022 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2021. For the quarter, the Company reported net income of $663 million, or $2.61 per share. Adjusted net income for the period was $637 million, or $2.51 per share, after excluding a $23 million net pre-tax benefit from adjustments to insurance-related reserves and a tax benefit of $9 million from deferred tax valuation allowance adjustments recorded in the period. Prior year fourth quarter reported net income was $438 million, or $1.62 per share. Adjusted net income for the prior year period was $415 million, or $1.53 per share, after excluding a $16 million net pre-tax benefit from adjustments to insurance-related reserves, a $22 million pre-tax charge from adjustments to Financial Services reserves, and a tax benefit of $28 million resulting from energy tax credits and deferred tax valuation allowance adjustments recorded in the period.

“Gains in home closings, revenues, gross margin and overhead leverage helped drive a 64% increase in adjusted earnings per share for the fourth quarter,” said Ryan Marshall, PulteGroup President and CEO. “Our outstanding quarterly results complete a year in which we grew reported earnings per share by 43%, returned in excess of $1.0 billion to shareholders, paid down $726 million of bonds and generated a return on equity of 28%*.”

“Given the country’s resilient economy, outstanding job market, rising wages and an ongoing desire for home ownership, we anticipate the strong buyer demand we realized in 2021 to continue in the year ahead,” added Marshall. “Although ongoing supply chain disruptions continue to challenge our industry, we believe that our size, growing community count and an available inventory of new homes have us well positioned to grow our business in 2022 while continuing to deliver exceptional returns.”

Fourth Quarter Results

For the fourth quarter, home sale revenues increased 38% over the prior year to $4.2 billion. Higher revenues for the quarter reflect a 26% increase in closings to 8,611 homes, along with a 10% increase in average sales price to $490,000.

Home sale gross margin for the fourth quarter was 26.8%, which is an increase of 180 basis points over the prior year and an increase of 30 basis points over the third quarter of 2021.

The Company’s reported fourth quarter SG&A expense of $344 million, or 8.2% of home sale revenues, includes the $23 million net pre-tax benefit from adjustments to insurance-related reserves recorded in the period. Exclusive of this benefit, adjusted SG&A expense for the quarter was $367 million, or 8.7% of home sale revenues. Prior year reported SG&A expense of $280 million, or 9.1% of home sale revenues, included a $16 million pre-tax benefit from adjustments to insurance-related reserves. Exclusive of that benefit, adjusted SG&A expense in the fourth quarter of 2020 was $296 million, or 9.7% of home sale revenues.

The Company’s fourth quarter net new orders totaled 6,769 homes, which is a decrease of 4% from the prior year. Lower orders in the quarter primarily reflect a 7% decrease in average community count for the period and Company actions to limit the rate of sales in many of its communities. The value of net new orders in the fourth quarter increased 16% over last year to $3.8 billion. Average community count for the fourth quarter of 2021 was 785 compared with 846 communities in the comparable prior year period.

The Company ended the fourth quarter with a unit backlog of 18,003 homes, which is an increase of 19% over the comparable prior year period. Backlog value increased 45% to $9.9 billion.

The Company’s Financial Services operations reported pre-tax income for the fourth quarter of $55 million. Prior year reported pre-tax income of $43 million included a $22 million pre-tax charge relating to reserve adjustments recorded in the period. Pre-tax income for the most recent quarter reflects the benefit of higher mortgage originations resulting from growth in our homebuilding operations, offset by the impacts of a more competitive operating environment. Pulte Mortgage’s capture rate for the fourth quarter was 85%, down from 86% last year.

During the quarter, the Company repurchased 5.6 million of its common shares for $283 million, or an average price of $50.11 per share. For the full year of 2021, the Company repurchased 17.7 million common shares, representing a 6% reduction in shares outstanding, for $897 million, or an average price of $50.80 per share.

At year end, the Company had $1.8 billion of cash and a debt-to-total capital ratio of 21.3%, which is down from 29.5% at the end of 2020. Adjusting for cash on hand, the Company’s net debt-to-total capital ratio at year end was 2.5%.

In a separate press release, PulteGroup announced that its Board of Directors approved a $1.0 billion increase to the Company’s share repurchase authorization. “The consistent cash flow being generated by our operations is allowing us to increase investment in our business and return more funds to our shareholders,” said Bob O’Shaughnessy, PulteGroup Executive Vice President and CFO. “Today’s announcement of a $1 billion increase to our repurchase authorization reflects our belief in the ongoing earnings potential of the business. Given the strength of our operating model and resulting cash flow, we believe we can continue growing our business while now operating with a gross debt-to-capital ratio of between 20% to 30%, which is down from our previous target of 30% to 40%.”

A conference call discussing PulteGroup's fourth quarter 2021 results is scheduled for Tuesday, February 1, 2022, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Homebuilding
Home sale revenues	$4,220,441	$3,062,443	$13,376,812	$10,579,896
Land sale and other revenues	37,217	23,975	160,538	94,017
	4,257,658	3,086,418	13,537,350	10,673,913
Financial Services	100,900	105,945	389,532	362,169
Total revenues	4,358,558	3,192,363	13,926,882	11,036,082

Homebuilding Cost of Revenues:
Home sale cost of revenues	(3,087,757)	(2,298,008)	(9,841,961)	(8,004,823)
Land sale and other cost of revenues	(30,699)	(22,069)	(134,013)	(77,626)
	(3,118,456)	(2,320,077)	(9,975,974)	(8,082,449)

Financial Services expenses	(45,565)	(63,346)	(168,486)	(175,481)
Selling, general, and administrative expenses	(344,220)	(279,656)	(1,208,698)	(1,011,442)
Loss on debt retirement	—	—	(61,469)	—
Goodwill impairment	—	—	—	(20,190)
Other income (expense), net	5,600	(5,534)	(2,410)	(17,826)
Income before income taxes	855,917	523,750	2,509,845	1,728,694
Income tax expense	(192,653)	(85,639)	(563,525)	(321,855)
Net income	$663,264	$438,111	$1,946,320	$1,406,839

Net income per share:
Basic	$2.61	$1.62	$7.44	$5.19
Diluted	$2.61	$1.62	$7.43	$5.18
Cash dividends declared	$0.15	$0.14	$0.57	$0.50

Number of shares used in calculation:
Basic	251,636	267,561	259,285	268,553
Effect of dilutive securities	588	666	643	861
Diluted	252,224	268,227	259,928	269,414

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2021	December 31, 2020

ASSETS

Cash and equivalents	$1,779,088	$2,582,205
Restricted cash	54,477	50,030
Total cash, cash equivalents, and restricted cash	1,833,565	2,632,235
House and land inventory	9,047,569	7,721,798
Land held for sale	29,276	27,962
Residential mortgage loans available-for-sale	947,139	564,979
Investments in unconsolidated entities	98,155	35,562
Other assets	1,110,966	923,270
Intangible assets	146,923	163,425
Deferred tax assets	139,038	136,267
	$13,352,631	$12,205,498

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$621,168	$511,321
Customer deposits	844,785	449,474
Deferred tax liabilities	165,519	103,548
Accrued and other liabilities	1,576,478	1,407,043
Financial Services debt	626,123	411,821
Notes payable	2,029,043	2,752,302
Total liabilities	5,863,116	5,635,509
Shareholders' equity	7,489,515	6,569,989
	$13,352,631	$12,205,498

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,946,320	$1,406,839
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	59,168	137,598
Land-related charges	12,302	20,305
Goodwill impairment	—	20,190
Depreciation and amortization	69,953	66,081
Share-based compensation expense	36,745	32,843
Loss on debt retirement	61,469	—
Other, net	(13,504)	(1,112)
Increase (decrease) in cash due to:
Inventories	(1,266,398)	2,988
Residential mortgage loans available-for-sale	(382,813)	(56,732)
Other assets	(159,906)	(46,307)
Accounts payable, accrued and other liabilities	640,685	201,649
Net cash provided by operating activities	1,004,021	1,784,342
Cash flows from investing activities:
Capital expenditures	(72,781)	(58,354)
Investments in unconsolidated entities	(101,591)	(753)
Distributions of capital from unconsolidated entities	53,927	27,939
Business acquisitions	(10,400)	(83,251)
Other investing activities, net	6,713	6,472
Net cash used in investing activities	(124,132)	(107,947)
Cash flows from financing activities:
Repayments of notes payable	(836,893)	(65,267)
Borrowings under revolving credit facility	—	700,000
Repayments under revolving credit facility	—	(700,000)
Financial Services borrowings (repayments), net	214,302	85,248
Stock option exercises	11	111
Share repurchases	(897,303)	(170,676)
Cash paid for shares withheld for taxes	(10,842)	(14,853)
Dividends paid	(147,834)	(130,179)
Net cash used in financing activities	(1,678,559)	(295,616)
Net increase (decrease)	(798,670)	1,380,779
Cash, cash equivalents, and restricted cash at beginning of period	2,632,235	1,251,456
Cash, cash equivalents, and restricted cash at end of period	$1,833,565	$2,632,235

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$10,856	$3,057
Income taxes paid, net	$457,406	$264,248

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
HOMEBUILDING:
Home sale revenues	$4,220,441	$3,062,443	$13,376,812	$10,579,896
Land sale and other revenues	37,217	23,975	160,538	94,017
Total Homebuilding revenues	4,257,658	3,086,418	13,537,350	10,673,913

Home sale cost of revenues	(3,087,757)	(2,298,008)	(9,841,961)	(8,004,823)
Land sale cost of revenues	(30,699)	(22,069)	(134,013)	(77,626)
Selling, general, and administrative expenses	(344,220)	(279,656)	(1,208,698)	(1,011,442)
Loss on debt retirement	—	—	(61,469)	—
Goodwill impairment	—	—	—	(20,190)
Other income (expense), net	5,660	(5,534)	(3,081)	(17,775)
Income before income taxes	$800,642	$481,151	$2,288,128	$1,542,057

FINANCIAL SERVICES:
Income before income taxes	$55,275	$42,599	$221,717	$186,637

CONSOLIDATED:
Income before income taxes	$855,917	$523,750	$2,509,845	$1,728,694

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Home sale revenues	$4,220,441	$3,062,443	$13,376,812	$10,579,896

Closings - units
Northeast	677	524	1,963	1,522
Southeast	1,449	1,019	4,956	4,108
Florida	2,026	1,479	6,640	5,496
Midwest	1,393	1,087	4,397	3,553
Texas	1,597	1,263	5,617	4,747
West	1,469	1,488	5,321	5,198
	8,611	6,860	28,894	24,624
Average selling price	$490	$446	$463	$430

Net new orders - units
Northeast	347	464	1,798	1,886
Southeast	1,082	1,092	5,092	4,583
Florida	1,965	1,803	8,416	6,844
Midwest	950	1,054	4,886	4,212
Texas	1,195	1,337	5,663	5,950
West	1,230	1,306	5,884	5,800
	6,769	7,056	31,739	29,275
Net new orders - dollars	$3,773,638	$3,257,290	$16,442,441	$12,837,272

			December 31,
			2021	2020
Unit backlog
Northeast			788	953
Southeast			2,476	2,340
Florida			5,430	3,654
Midwest			2,688	2,199
Texas			3,099	3,053
West			3,522	2,959
			18,003	15,158
Dollars in backlog			$9,858,811	$6,793,182

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
MORTGAGE ORIGINATIONS:
Origination volume	6,131	5,231	21,213	18,433
Origination principal	$2,267,195	$1,800,512	$7,454,108	$6,075,132
Capture rate	85.0%	86.3%	85.8%	86.4%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Interest in inventory, beginning of period	$175,243	$201,145	$193,409	$210,383
Interest capitalized	31,571	39,933	129,380	159,575
Interest expensed	(46,058)	(47,669)	(162,033)	(176,549)
Interest in inventory, end of period	$160,756	$193,409	$160,756	$193,409

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share ("EPS"), operating margin, and debt-to-capital ratio. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
		December 31,
	Results of Operations Classification	2021	2020

Net income, as reported		$663,264	$438,111
Adjustments to income before income taxes:
Insurance-related reserves	SG&A	(22,647)	(16,319)
Financial Services reserves	Financial Services expense	*	22,000
Income tax effect of the above items	Income tax expense	5,524	(1,392)
Income tax adjustments	Income tax expense	(8,832)	(27,665)
Adjusted net income**		$637,309	$414,735

EPS (diluted), as reported		$2.61	$1.62
Adjusted EPS (diluted)**		$2.51	$1.53

*Item not meaningful for the period presented
**Prior period adjusted net income and adjusted EPS have been reclassified to conform to the current year presentation

Other Reconciliations

	Three Months Ended
	December 31,
	2021		2020
Home sale revenues	$4,220,441		$3,062,443

Gross margin (a)	$1,132,684	26.8%	$764,434	25.0%

SG&A, as reported	$344,220	8.2%	$279,656	9.1%
Insurance-related reserves	22,647	0.5%	16,319	0.5%
Adjusted SG&A	$366,867	8.7%	$295,975	9.7%

Operating margin, as reported (b)		18.7%		15.8%
Adjusted operating margin (c)		18.1%		15.3%

*Item not meaningful for the period presented
(a) Gross margin represents home sale revenues less home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A

Net Debt-to-Capital Ratios
	December 31,
	2021	2020
Notes payable	$2,029,043	$2,752,302
Shareholders' equity	7,489,515	6,569,989
Total capital	$9,518,558	$9,322,291
Debt-to-capital ratio	21.3%	29.5%

Notes payable	$2,029,043	$2,752,302
Less: Total cash, cash equivalents, and restricted cash	(1,833,565)	(2,632,235)
Total net debt	$195,478	$120,067
Shareholders' equity	7,489,515	6,569,989
Total net capital	$7,684,993	$6,690,056
Net debt-to-capital ratio	2.5%	1.8%